AMENDMENT TO SUBADVISORY AGREEMENT

                         T. ROWE PRICE ASSOCIATES, INC.


     AMENDMENT made as of this 28th day of April, 2006 to the Subadvisory Agreement dated October 17, 2005 (the "Agreement"), between John Hancock Investment Management Services, LLC, (formerly, Manufacturers Securities Services, LLC)., a Delaware limited liability company (the "Adviser"), and T. Rowe Price Associates, Inc., a Maryland corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Section 3 of the Agreement, "Compensation of Subadviser", is hereby amended to add to Appendix A the following portfolio:

     Real Estate Equity Fund

2.   SUBADVISORY AGREEMENT

     In all other respects, the Agreement is confirmed and remains in full force and effect.

2.   EFFECTIVE DATE

     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Funds II and (ii) the date of its execution.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC



By:    /s/ John G. Vrysen
         John G. Vrysen
         Executive Vice President and Chief Financial Officer



T. ROWE PRICE ASSOCIATES, INC.



By:    Darrell N. Braman
         Name: Darrell N. Braman
         Title: Vice President




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

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of John Hancock Funds II (the "Trust') listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                                            Between
                                                   First                  $250 million              Excess Over
                                                $250 million            and $500 million           $500 million
                                                of Aggregate              of Aggregate             of Aggregate
Portfolio                                       Net Assets*               Net Assets*               Net Assets*
Real Estate Equity Fund

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)              Other Portfolio(s)
Real Estate Equity Fund  --     Real Estate Equity Trust, a series of John
                                Hancock Trust

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the quotient of
(i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.




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